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             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


     Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if the dilutive potential common shares had been issued, as well as any adjustment to income that would have resulted from the assumed issuance. Potential common shares that may be issued by First Savings relate solely to outstanding stock options and are determined using the treasury stock method.

Earning per common share have been computed based on the following:

                                                            Years ended June 30,
                                                -------------------------------------------------
                                                    1999              1998               1997
                                                -------------     --------------     ------------
Average number of common shares
outstanding used to calculate basic
earnings per share                                3,641,708           3,698,197         3,706,704

Effect of dilutive options                          273,499             323,757           263,602
                                                -----------           ---------         ---------
Average number of common shares
outstanding used to calculate diluted
earnings per common share                         3,915,207           4,021,954         3,970,306
                                                ===========           =========         =========
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